Exhibit 99.1

PRESS RELEASE

DICK’S Sporting Goods Announces Lee J. Belitsky as Executive Vice President, Chief Financial Officer

PITTSBURGH, Pa., October 3, 2016 – DICK’S Sporting Goods, Inc. (NYSE: DKS) announced today that Lee J. Belitsky has been appointed Executive Vice President, Chief Financial Officer, effective immediately. In this capacity, Mr. Belitsky will oversee the Finance organization and continue to have executive leadership of the Merchandise Planning, Allocation and Replenishment organization. His responsibilities for the Product Development organization will be moved internally within the Company.

Mr. Belitsky joined DICK’S as Vice President, Controller in 1997 and was appointed Treasurer in 2005. Since that time, he has held a number of leadership positions, including Senior Vice President, Distribution/Transportation; Senior Vice President, Store Operations and Distribution/Transportation; Senior Vice President, Strategic Planning and Analysis and Treasury Services; Senior Vice President, Chief Risk and Compliance Officer; and Senior Vice President, Product Development. Most recently, Mr. Belitsky served as Executive Vice President, Product Development and Merchandise Planning, Allocation and Replenishment.

Prior to DICK’S, Mr. Belitsky served as Chief Financial Officer for Domain, Inc., a Boston-based home furnishings retailer, from 1993-1997. Prior to that, he spent over seven years with Morse Shoes, Inc., where he rose to Vice President, Controller and Treasurer, and nearly four years in audit at KPMG. Mr. Belitsky holds a B.S. in Accounting from Northeastern University and an M.B.A. from Babson College.

“I am delighted to announce Lee’s appointment to Chief Financial Officer,” said Edward W. Stack, Chairman and CEO. “Lee’s strong financial acumen and extensive leadership experience across finance, strategy and operations will be instrumental to the continued growth and success of the Company.”

Mr. Belitsky assumes the responsibilities from André Hawaux, the Company’s Executive Vice President, Chief Operating Officer, who has served as the principal financial officer on an interim basis since August 2016. Mr. Hawaux will continue to serve as Chief Operating Officer.

Joseph R. Oliver, who has served as the Company’s Senior Vice President, Chief Accounting Officer, will now serve as the Company’s Senior Vice President, Merchandise Planning, Allocation and Replenishment, reporting to Mr. Belitsky.

About DICK’S Sporting Goods, Inc.

Founded in 1948, DICK’S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of July 30, 2016, the Company operated more than 645 DICK’S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy, Field & Stream, True Runner and Chelsea Collective specialty stores. DICK’S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. For more information, visit the Press Room or Investor Relations pages at DICKS.com.

Contacts:

Investor Relations:

Nate Gilch, Director of Investor Relations

(724) 273-3400 or investors@dcsg.com

Media Relations:

(724) 273-5552 or press@dcsg.com

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